EXHIBIT 10.19

2021 ANNUAL CASH INCENTIVE PLAN
Performance Unit Agreement

    This Award Agreement between Qualcomm Incorporated (the “Company”) and <<Executive’s Name>> (the “Executive”) evidences the grant of a Performance Unit (this “Award”) under the Qualcomm Incorporated 2016 Long-Term Incentive Plan (the “Plan”), representing a right to receive a cash payment equal to the amount determined by the HR and Compensation Committee (the “Committee”) based on performance as set forth herein.

Definitions	Capitalized terms used in this Award Agreement have the meaning specified under the Plan, except as otherwise specified herein.
Grant Date	<<DATE>>
Performance Period	The Performance Period is the Company’s 2021 fiscal year.
Amount Payable Under this Award	The amount payable under this Award, if any, will be determined by the Committee based on the Performance Award Formula set out in Attachment A, which is attached to this Award Agreement and incorporated herein by reference.
To be eligible to receive payment with respect to this Award, your Service must be continuous from the Grant Date through the Payment Date specified below.
Payment Date	This Award shall be paid in cash no later than 30 calendar days after the Committee’s written determination of whether and the extent to which the Performance Goals set out in the Performance Award Formula have been achieved and its determination of the amount, if any, to be paid.
Repayment Policy	By executing this Award Agreement, you acknowledge that any payment made with respect to this Award is subject to (a) the Qualcomm Compensation Incentive Compensation Repayment Policy as in effect from time to time, a copy of the current policy is attached to this Award Agreement as Attachment B and incorporated herein by reference; (b) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (c) similar rules under the laws of any other jurisdiction; and (d) any policies hereinafter adopted by the Company, all to the extent determined by the Company in its discretion to be applicable to you (collectively, the “Repayment Policy”). You hereby agree to be bound by the Repayment Policy.

Terms of the Plan	This Award is subject to the terms and conditions of the Plan, which are incorporated reement, you acknowledge that any payment made with respect to this Award is subject to (a) the Qualcomm Compensation Incentive Compensation Repayment

QUALCOMM INCORPORATED

Name: Heather Ace
Title: EVP, Human Resources
Date:
I hereby acknowledge that I have read, understand, and accept the terms of this Award Agreement, the Plan, and the Repayment Policy.

EXECUTIVE

Name:
Date:
Attachments: Attachment A – Performance Award
Attachment B - Incentive Compensation Repayment Policy

ATTACHMENT A
<< Executive’s Name>>

Base Salary	Target Award Amount as a Percent of Base Salary	Target Award Amount	Maximum Award Amount (200% of Target Award Amount)
<< $ >>	<< % >>	<< $ >>	<< $ >>

PERFORMANCE AWARD FORMULA
The amount payable under this Award, if any, will be equal to the sum of (1) 90% of the Target Award Amount multiplied by the Financial Performance Incentive Multiple, plus (2) 10% of the Target Award Amount multiplied by the Non-Financial Performance Incentive Multiple.

(1)Financial Performance Incentive Multiple
The Financial Performance Incentive Multiple will be calculated as follows:
Financial Performance Measures    Performance Targets
•2021 Adjusted Revenues: .......................................    .... $[<< 2021 Adjusted Revenues >>]
•2021 Adjusted Operating Income:............     $[<< 2021 Adjusted Operating Income >>]
“2021 Adjusted Revenues” is determined in accordance with generally accepted accounting principles in the United States (“GAAP”), and shall be adjusted to exclude the impact of the following items:
(1)The Qualcomm Strategic Initiative (“QSI”) segment as defined in the Company’s fiscal 2020 Form 10-K.
(2)The impact of litigation settlement, arbitration and/or judgment to the extent the amount is recorded to revenues for which each event individually equals or exceeds $25 million.
(3)Contract disputes in excess of $50 million in the Performance Period (including but not limited to disputes resulting in litigation or arbitration) in which (a) a licensee withholds or fails to make royalty payments or disputes royalty payments paid, (b) attributable revenue is not recorded in GAAP revenue for the Performance Period, (c) such dispute is not resolved during the Performance Period, and (d) projected revenue from such licensee was included in determining the 2021 Adjusted Revenue Performance Target, in which event revenue for the Performance Period will be adjusted to include the amount of revenue the licensee withholds, fails to pay or disputes, or to the extent that the licensee fails to report information sufficient to determine the actual impact on revenue of the withholding, failure to make royalty payments or dispute of payment amounts, such adjustment shall be the specific amount for such licensee that was used in the determining the 2021 Adjusted Revenue Performance Target. It is the intent of this provision to avoid the impact of revenue disputes or the double counting of revenues, subject to the conditions set out herein.
“2021 Adjusted Operating Income” is determined in accordance with GAAP, and shall be adjusted to exclude the impact of the following items:
(1)The QSI segment as defined in the Company’s fiscal 2020 Form 10-K.
(2)Non-cash share-based compensation expense.

(3)Gains and losses driven by the revaluation of our nonqualified deferred compensation plan liabilities recognized in operating expenses.
(4)Acquisition-related items, which consist of: (a) acquired in-process research and development, (b) recognition of the step-up of inventories to fair value, (c) purchase accounting effects on property, plant and equipment for acquisitions completed in or after the second quarter of fiscal 2017, (d) amortization of intangible assets for acquisitions completed in or after the third quarter of fiscal 2011, (e) third-party acquisition and integration services costs and (f) break-up fees. These adjustments shall apply only with respect to applicable items acquired or incurred in transactions that qualify as business combinations pursuant to GAAP.
(5) The following items for which each event individually equals or exceeds $25 million:
(a)Restructuring and restructuring-related costs (in the aggregate by restructuring event), which consist of the following costs: (i) severance and benefits (including COBRA and outplacement expenses); (ii) third-party consulting and legal costs; (iii) increased security costs; (iv) acceleration of depreciation and/or amortization expense; (v) facilities and lease termination or abandonment charges; (vi) asset impairment charges and/or contract terminations; (vii) third-party business separation costs; and (viii) relocation costs as a result of an office or facility closure.
2021 Adjusted Operating Income shall not be adjusted for any such item that cannot specifically be tied to the restructuring event.
(b)Goodwill and indefinite- and long-lived asset impairments;
(c)Gain/losses on divestitures or non-revenue generating asset sales and associated third-party costs (e.g. bankers’ fees for the sale of a business); and
(d)Litigation settlement, arbitration, judgment and/or damages arising from legal or regulatory matters to the extent the amount is recorded to revenues.
(6) Contract disputes in excess of $50 million in the Performance Period (including but not limited to disputes resulting in litigation or arbitration) in which (a) a licensee withholds or fails to make royalty payments or disputes royalty payments paid, (b) attributable revenue is not recorded in GAAP revenue for the Performance Period, (c) such dispute is not resolved during the Performance Period, and (d) projected revenue from such licensee was included in determining the 2021 Adjusted Operating Income Performance Target, in which event revenue for the Performance Period will be adjusted to include the amount of revenue the licensee withholds, fails to pay or disputes, or to the extent that the licensee fails to report information sufficient to determine the actual impact on revenue of the withholding, failure to make royalty payments or dispute of payment amounts, such adjustment shall be the specific amount for such licensee that was used in the determining the 2021 Adjusted Operating Income Performance Target. It is the intent of this provision to avoid the impact of revenue disputes or the double counting of revenues, subject to the conditions set out herein.
(7) In the event of an acquisition during fiscal 2021 with a purchase price that is greater than $5 billion, the impact on income from such acquisition.
Weighted Financial Performance Ratio and Financial Performance Incentive Multiple
The Weighted Financial Performance Ratio will be based on a relative weighting of 50% to 2021 Adjusted Revenues and 50% to 2021 Adjusted Operating Income.
1.The Weighted Financial Performance Ratio for 2021 Adjusted Revenues will be the result of 0.50 multiplied by a fraction, the numerator of which is the actual 2021 Adjusted Revenues and the denominator of which is the 2021 Adjusted Revenues Performance Target stated above.
2.The Weighted Financial Performance Ratio for 2021 Adjusted Operating Income will be the result of 0.50 multiplied by a fraction, the numerator of which is the actual 2021 Adjusted

Operating Income and the denominator of which is the 2021 Adjusted Operating Income Performance Target stated above.
The resulting Weighted Financial Performance Ratios for 2021 Adjusted Revenues and 2021 Adjusted Operating Income will then be summed (the sum referred to as the “Weighted Financial Performance Ratio”) and the “Financial Performance Incentive Multiple” will be calculated according to the schedule set forth below:

Weighted Financial Performance Ratio	Financial Performance Incentive Multiple	Rate of Increase / Decrease to the Financial Performance Incentive Multiple

> 120%	2.00	The Financial Incentive Performance Multiple is at the maximum of 2.00 when the Weighted Financial Performance Ratio is greater than 1.20.

120%	2.00	For each one percent that Weighted Financial Performance Ratio exceeds the objective (100%), the Financial Performance Incentive Multiple increases by 0.05 from the target Financial Performance Incentive Multiple of 1.00 up to a Financial Performance Incentive Multiple of 2.00 when the Weighted Financial Performance Ratio is 120%.
115%	1.75
110%	1.50
105%	1.25
100%	1.00

95%	0.75	For each one percent that Weighted Financial Performance Ratio is less than the objective (100%), the Financial Performance Incentive Multiple decreases by 0.05 from the target Financial Performance Incentive Multiple of 1.00 to a Financial Performance Incentive Multiple of 0.00 when the Weighted Financial Performance Ratio is 80%.
90%	0.50
85%	0.25
80%	0.00

< 80%	0.00	The Financial Performance Incentive Multiple is zero (0.00) when the Weighted Financial Performance Ratio is less than 80%.

(2) Non-Financial Performance Incentive Multiple
The Non-Financial Performance Incentive Multiple will be evaluated based upon the following:
Non-Financial Performance Measure
•Human Capital Advancements

Non-Financial Performance Incentive Multiple

The Non-Financial Performance Incentive Multiple will be determined by the Committee in its discretion taking into consideration interim status input from Management and a final self-assessment of advancements with respect to the Non-Financial Performance Measure prepared by the CEO following the close of the fiscal year. Based on these inputs and related discussions, the Committee in its discretion will determine a single Non-Financial Performance Incentive Multiple which shall be applicable uniformly to the Executive and all Award participants for the

Performance Period. The Non-Financial Performance Incentive Multiple may range from 0% to 200%.

ATTACHMENT B
QUALCOMM INCORPORATED
Incentive Compensation Repayment Policy
To the extent permitted by governing law, the Company will require an executive officer to repay to the Company the amount of any cash or equity incentive payment that executive officer receives to the extent that (i) the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a material restatement that occurs within twelve months of such payment, (ii) the executive officer has engaged in theft, dishonesty or intentional falsification of Company documents or records that resulted in the obligation to restate, and (iii) a lower incentive payment would have been made to the executive officer based upon the restated financial results.
Notwithstanding anything in this Policy to the contrary, an accounting judgment made in good faith and supported by reasonable interpretations of generally accepted accounting principles (“GAAP”) at the time made shall not be the basis for the Company to require any repayments under this Policy.
The executive officer’s repayment obligation under this Policy shall be in addition to, and shall in no way limit, any other remedies that the Company may have available to it, and any other actions that the Company may take, with respect to the conduct of the executive officer or in connection with the accounting restatement.
For purposes of this Policy, an “executive officer” shall be any current or former member of the Company’s executive committee and any other officers or employees of the Company as may be designated by the Company from time to time.
The interpretation and enforcement of this Policy shall be the responsibility of the HR and Compensation Committee of the Board of Directors of the Company.
This Policy shall be effective with respect to any cash or equity incentive compensation paid to an executive officer on or after September 23, 2020.